Exhibit 99.1
AEROPOSTALE REPORTS RECORD FIRST QUARTER 2007 RESULTS
Record Sales of $275.8 Million
Earnings Per Share Growth of 73% to $0.26 Per Diluted Share
Provides Second Quarter Guidance
New York, New York, May 24, 2007 — Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for young men and women, today reported results for the first quarter ended May 5, 2007.
Net income for the first quarter of fiscal 2007 was $13.8 million, or $0.26 per diluted share, an increase of 73.3% compared to net income of $8.4 million, or $0.15 per diluted share, in the first quarter of fiscal 2006.
For the first quarter of fiscal 2007, total net sales increased 12.0% to $275.8 million, from $246.3 million in the year-ago period. Same store sales for the first quarter increased 2.5%, compared to the corresponding 13 weeks ended May 6, 2006.
Julian R. Geiger, Chairman and Chief Executive Officer said, “We are very pleased with our performance for the first quarter, the results of which significantly exceeded our expectations. Our balanced and trend-right merchandise assortments are continuing to be received positively by our customers. Our accomplishments for the quarter also reflect improvements we have made in our planning process and in our inventory management. As a result of the consistent execution of our strategic initiatives, we achieved strong increases in our gross margins and we ended the quarter with record earnings. We are thrilled with the momentum of our business and look forward to exciting summer and back to school selling seasons.”
Second Quarter Guidance
The Company announced its earnings guidance for the second quarter of fiscal 2007. The Company believes it will achieve earnings in the range $0.26 to $0.28 per diluted share. Based on the calendar year shift, which includes the acceleration of the back to school selling season, this guidance reflects an estimated shift of $0.04 to $0.06 earnings per share to the second quarter from the third quarter. This compares to net income for the second quarter of fiscal 2006 of $8.4 million, or $0.16 per diluted share, (which included $2.1 million of other income in connection with the resolution of a dispute with a vendor regarding the enforcement of the Company’s intellectual property rights). Net income, excluding other income, was $7.2 million, or $0.13 per diluted share for the second quarter of fiscal 2006.

The Company believes that the disclosure of sales on a pro-forma basis due to the 53rd week in fiscal 2006 and reporting diluted earnings per share which excluded other income in fiscal 2006, both of which are non-GAAP financial measures, provides investors useful information to help them better understand the Company’s expected results without the impact of the two items described above.
Conference Call Information:
The Company will be holding a conference call today at 4:15 P.M. EDT to review its first quarter 2007 financial results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The company currently operates 757 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 5,	February 3,	April 29,
	2007	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$154,119	$200,064	$143,951
Short-term investments	56,565	76,223	60,212
Merchandise inventory	107,575	101,476	108,971
Other current assets	22,271	21,030	27,600

Total current assets	340,530	398,793	340,734
Fixtures, equipment and improvements, net	193,833	175,591	170,228
Other assets	15,056	6,780	4,441

TOTAL ASSETS	$549,419	$581,164	$515,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$43,416	$63,918	$71,104
Accrued expenses	68,822	100,880	48,378

Total current liabilities	112,238	164,798	119,482
Other non-current liabilities	112,701	104,250	96,968
Stockholders’ equity	324,480	312,116	298,953

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$549,419	$581,164	$515,403

EXHIBIT B
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	13 weeks ended
	May 5, 2007		April 29, 2006
		% of sales		% of sales
Net sales	$275,782	100.0%	$246,292	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	187,079	67.8	175,814	71.4

Gross profit	88,703	32.2	70,478	28.6
Selling, general and administrative expenses	68,219	24.7	58,265	23.6

Income from operations	20,484	7.5	12,213	5.0
Interest income, net	2,135	0.7	1,496	0.6

Income before income taxes	22,619	8.2	13,709	5.6
Income taxes	8,867	3.2	5,346	2.2

Net income	$13,752	5.0%	$8,363	3.4%

Basic earnings per share	$0.27		$0.15

Diluted earnings per share	$0.26		$0.15

Weighted average basic shares	51,655		54,407
Weighted average diluted shares	52,136		55,077
STORE DATA:
Comparable store sales increase (decrease)	2.5%		(2.9)%
Stores open at end of period	765		704
Total square footage at end of period	2,707,976		2,497,544
Average square footage during period	2,663,060		2,434,560